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                                                                    EXHIBIT 88

                            [PENNZOIL LETTERHEAD]

Contacts:
Robert Harper                                        Brian Faw/Joele Frank
Corporate Communications                             Abernathy MacGregor Group
713/546-8536                                         212/371-5999


           PENNZOIL COMPANY BOARD OF DIRECTORS TO REVIEW TENDER OFFER

Houston, TX, October 6, 1997 -- Pennzoil Company (NYSE:PZL) reported that its Board of Directors will review, in due course, the unsolicited revised tender offer announced today by Union Pacific Resources (NYSE:UPR) (UPR).

In the meantime, Pennzoil urges all its stockholders to take no action with respect to the revised UPR proposal until Pennzoil's Board of Directors has made its recommendation.

Pennzoil Company explores for and produces crude oil and natural gas, manufactures and markets premium quality lubricants, including America's top selling motor oil, and is the parent company of Jiffy Lube International, the world's largest franchiser of fast oil change centers.

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